UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 30, 2018

NCR CORPORATION

(Exact name of registrant specified in its charter)

Commission File Number: 001-00395

Maryland	31-0387920
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

864 Spring Street NW

Atlanta, GA 30308

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (937) 445-5000

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240, 14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240, 13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 30, 2018, NCR Corporation (“NCR” or the “Company”) announced the following changes to its executive leadership team and Board of Directors (the “Board”).

(b) Retirement of William R. Nuti

William R. Nuti, Chairman of the Board and Chief Executive Officer, retired from his positions as NCR’s Chief Executive Officer and a member of the Board, effective April 30, 2018. Effective upon his retirement, Mr. Nuti was appointed to the honorary position of Chairman Emeritus of the Board, and also will be retained on a part time basis as a consultant for transition and continuing advisory services.

In connection with his retirement, Mr. Nuti and the Company entered into a letter agreement, dated April 30, 2018, pursuant to which, among other things, the Company confirmed that Mr. Nuti’s departure constitutes a termination due to disability, and Mr. Nuti confirmed the continued effectiveness of all existing restrictive covenants applicable to him and entered into a general release in favor of the Company. In exchange therefor, Mr. Nuti’s unvested equity awards granted prior to 2018 will vest and be settled in accordance with their terms, and Mr. Nuti’s balance under the Company’s 2011 Economic Profit Plan will vest and be paid out in accordance with its terms as a disability termination. Mr. Nuti’s previously-vested equity awards remain exercisable in accordance with their terms as provided for in the case of a disability termination, and he retains his rights in all vested welfare and pension plans. All of Mr. Nuti’s other unvested equity awards will be forfeited, and he will not be entitled to any additional severance. The Company also confirmed that, pursuant to the letter agreement between Mr. Nuti and the Company, dated March 11, 2015, should Mr. Nuti predecease his spouse, his spouse shall have the right to the coverages described in the letter agreement on substantially the same basis (at single coverage rates) as though he did not predecease his spouse.

Mr. Nuti also agreed to provide consulting services to the Company on a limited basis for up to two years following his retirement. In exchange, the Company agreed to pay Mr. Nuti $150,000 during the first year of the two-year term, and $100,000 during the second year of the term.

(c) and (d) Appointment of Michael D. Hayford as President and Chief Executive Officer and Election of Mr. Hayford to the Board

The Board appointed Michael D. Hayford to serve as the Company’s President and Chief Executive Officer, effective April 30, 2018. The Board also elected Mr. Hayford to the Board, effective April 30, 2018, to serve until the Company’s 2019 annual meeting of stockholders (the “2019 Annual Meeting”) and until his successor is duly elected and qualifies, or until his earlier resignation or removal. Mr. Hayford has not been appointed to any committees of the Board at this time.

Mr. Hayford, 58, was most recently Founding Partner of Motive Partners, an investment firm focused on technology-enabled companies that power the financial services industry. From October 2009 until his retirement in June 2013, Mr. Hayford served as the Executive Vice President and Chief Financial Officer at Fidelity National Information Services, Inc., a financial services technology company. Prior to joining FIS, Mr. Hayford was with Metavante Technologies, Inc., a bank technology processing company, from 1992 through September 2009. He served as the Chief Operating Officer at Metavante from May 2006 through September 2009 and as the President from November 2008 through September 2009. From November 2007 through October 2009, Mr. Hayford also served on the board of Metavante. Mr. Hayford is a member of the Board of Directors and Chairman of the Audit Committee of West Bend Mutual Insurance Company, and a member of the Board of Directors and the Audit Committee of Endurance International Group Holdings, Inc.

In connection with his appointment, the Company and Mr. Hayford entered into a letter agreement, dated April 27, 2018, under which he will receive an annual base salary of at least $1,000,000, and participate in the Company’s Management Incentive Plan with a total annual cash target bonus opportunity of 150% of his base salary. For the 2018 year, Mr. Hayford’s cash bonus will be no less than the pro-rated portion of his target bonus amount. He will also receive new hire equity awards of stock options with a total award value equal to $2,500,000 (the “Sign-On Options”), stock options with a total award value equal to $5,000,000 (the “2018 Options”), and time-based restricted stock units with an award value equal to $5,000,000 (the “2018 RSUs”), with each such award being the subject of a separate grant agreement. He will also be eligible for future annual equity grants under the Company’s Long-Term Incentive Program which, for each of 2019 and 2020, will include awards with an aggregate value of no less than $10,000,000, and which, for 2019, will be increased to a minimum of $12,500,000 if NCR’s common stock trades at $40 per share or more for at least fifteen consecutive trading days during the period from May 1, 2018 through February 15, 2019. Mr. Hayford will participate in the NCR Executive Severance Plan with a separation benefit of one and one half times (1.5x) his annual base salary and target bonus (as defined in the plan) in the event of a qualifying termination, and will participate in the Amended and Restated NCR Change in Control Severance Plan with a “Tier I” benefit level. In addition, if Mr. Hayford is terminated without “cause” or resigns from NCR voluntarily for “good reason”, the unvested portion of the Sign-On Options, 2018 Options and 2018 RSUs will immediately vest, and the Sign-On Options and 2018 Options will remain exercisable until the earlier of the first anniversary of the termination of his employment and the option expiration date. Mr. Hayford also will be entitled to certain other perquisites, including limited personal use of corporate aircraft. The agreement also contains customary employment terms and conditions, and in-term and post-term restrictive covenants applicable to Mr. Hayford.

There is no arrangement or understanding between Mr. Hayford and any other person pursuant to which Mr. Hayford was selected as an officer and director, and Mr. Hayford does not have a direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

(c) and (d) Appointment of Frank R. Martire as Executive Chairman and Election of Mr. Martire to the Board

The Board also elected Frank R. Martire to the Board and appointed him as Executive Chairman of the Board, effective May 31, 2018, to serve until the 2019 Annual Meeting and until his successor is duly elected and qualifies, or until his earlier resignation or removal. Mr. Martire has not been appointed to any committees of the Board at this time. In his position as Executive Chairman, Mr. Martire will be a member of the Company’s management team.

Mr. Martire, 70, currently serves as a director and as the Chairman of the Board of Directors of Fidelity National Information Services, Inc., a financial services technology company, a position he held since January 1, 2017. Mr. Martire will retire from his role on the Board of FIS on May 30, 2018. Mr. Martire joined FIS as President and Chief Executive Officer after its acquisition of Metavante in October 2009, where he was Chairman of the Board and Chief Executive Officer. Mr. Martire became Chairman of the Board and Chief Executive Officer of FIS on April 1, 2012 and served in that capacity until January 1, 2015, when he became Executive Chairman, a position he held until January 1, 2017. Mr. Martire served as director and Chief Executive Officer of Metavante Corporation from March 2003 to October 2009, and served as its President from March 2003 to November 2008. Mr. Martire currently serves as Chairman of the Board of Directors of J. Alexander’s Holdings, Inc.

In connection with his appointment, the Company and Mr. Martire entered into a letter agreement, dated April 27, 2018, under which, as long as he remains Executive Chairman, he will receive an annual base salary of at least $750,000, and participate in the Company’s Management Incentive Plan with a total annual cash target bonus opportunity of 150% of his base salary. For the 2018 year, Mr. Martire’s cash bonus will be no less than the pro-rated portion of his target bonus amount. He will also receive new hire equity awards of stock options with a total award value equal to $1,500,000 (the “Sign-On Options”), stock options with a total award value equal to $2,250,000 (the “2018 Options”), and time-based restricted stock units with an award value equal to $2,250,000 (the “2018 RSUs”), with each such award being the subject of a separate grant agreement. He will also be eligible for future annual equity grants under the Company’s Long-Term Incentive Program which, for each of 2019 and 2020, will include awards with an aggregate value of no less than $4,500,000, and which, for 2019, will be increased to a minimum of $6,000,000 if NCR’s common stock trades at $40 per share or more for at least fifteen consecutive trading days during the period from May 1, 2018 through February 15, 2019. Until the Company’s 2020 annual meeting of stockholders, Mr. Martire will participate in the NCR Executive Severance Plan with a separation benefit of one and one half times (1.5x) his annual base salary and target bonus (as defined in the plan) in the event of a qualifying termination, and will participate in the Amended and Restated NCR Change in Control Severance Plan with a “Tier I” benefit level. In addition, if Mr. Martire is terminated without “cause” or resigns from NCR voluntarily for “good reason”, the unvested portion of the Sign-On Options, 2018 Options and 2018 RSUs will immediately vest, and the Sign-On Options and 2018 Options will remain exercisable until the earlier of the first anniversary of the termination of his employment and the option expiration date. Mr. Martire also will be entitled to certain other perquisites, including limited personal use of corporate aircraft. The agreement also contains customary employment terms and conditions, and in-term and post-term restrictive covenants applicable to Mr. Martire.

There is no arrangement or understanding between Mr. Martire and any other person pursuant to which Mr. Martire was selected as an officer and director, and Mr. Martire does not have a direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Additional information about the benefit plans and programs described in this Item 5.02, and other plans and programs generally available to the Company’s directors and executive officers, is included in the Company’s Proxy Statement for the 2018 annual meeting of its stockholders filed with the Securities and Exchange Commission on March 14, 2018.

Copies of Mr. Nuti’s letter agreement, Mr. Hayford’s employment letter and Mr. Martire’s employment letter will be filed by the Company as exhibits to its Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2018.

Item 7.01	Regulation FD Disclosure.

Effective April 30, 2018, Mr. Chinh E. Chu, a member of the Board and the Company’s independent Lead Director, was appointed as Acting Chairman of the Board, to serve in such role until the effectiveness of the election of Frank R. Martire to the Board and the appointment of Mr. Martire as Executive Chairman of the Board, or until Mr. Chu’s earlier resignation or removal. During the time that he is serving as Acting Chairman of the Board, Mr. Chu will also continue to serve as the Company’s Lead Director.

On April 30, 2018, NCR issued a press release announcing the events described in Item 5.02 above. A copy of the press release is furnished as Exhibit 99.1.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Exhibit Description

99.1	Press release, dated April 30, 2018.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NCR Corporation

Dated: April 30, 2018	By:	/s/ Edward Gallagher
Edward Gallagher
Senior Vice President, General Counsel and Secretary